Exhibit 2.1

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

by and among

SPRING VALLEY ACQUISITION CORP. III,

GENERAL FUSION INC.,

and

1573562 B.C. Ltd.

Dated as of May 12, 2026

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of May 12, 2026 (this “Amending Agreement”), by and among Spring Valley Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), General Fusion Inc., a British Columbia limited company (the “Company”), and 1573562 B.C. Ltd., a British Columbia limited company (“NewCo” and together with SPAC and the Company, the “Parties”).

Recitals

A.	The Parties entered into a Business Combination Agreement dated as of January 1, 2026 (the “Business Combination Agreement”).

B.	The Parties wish to enter into this Amending Agreement to provide for the SPAC Redemption to occur immediately prior to the SPAC Continuation and to make certain other amendments to the Business Combination Agreement as set out herein.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

Article 1

AMENDMENTS

1.01	Definitions

Unless amended herein, terms defined in the Business Combination Agreement shall have the same meanings when used in this Amending Agreement.

(a)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “Company Stock Plan” in its entirety and replacing it with the following:

““Company Stock Plan” means, the amended and restated stock option plan of the Company dated May 12, 2026, as such may have been further amended, supplemented or modified from time to time.”

(b)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “Redemption Rights” in its entirety and replacing it with the following:

““Redemption Rights” means, prior to the SPAC Continuation, the redemption rights provided for in Section 53.4 of the SPAC Memorandum and Articles of Association.”

(c)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “Redemption Shares” in its entirety and replacing it with the following:

““Redemption Shares” has the meaning ascribed thereto in Section 2.07(b).”

(d)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “SPAC Redemption” in its entirety and replacing it with the following:

““SPAC Redemption” has the meaning ascribed thereto in Section 2.07(b).”

(e)	Section 1.01 of the Business Combination Agreement is amended by addition of the following definition immediately following the defined term “Redemption Shares”:

““Redeeming Shareholder” means a holder of SPAC Class A Common Shares that has validly exercised its Redemption Rights.”

(f)	Section 1.01 of the Business Combination Agreement is amended by deleting the definition of “Transactions” in its entirety and replacing it with the following:

““Transactions” means the SPAC Continuation, the Company Preferred Conversion, the Company SAFE Conversion, the Amalgamation, the PIPE Financing, the Plan of Arrangement, and the other transactions contemplated by this Agreement and the Transaction Documents.”

1.02	Recitals

Recitals to the Business Combination Agreement be amended as follows:

(a)	Recital K is deleted in its entirety and replaced with the following:

“K.	No later than immediately prior to the SPAC Continuation, each SPAC Class A Common Share issued and outstanding immediately prior to the SPAC Continuation with respect to which a holder of SPAC Class A Common Shares has validly exercised its Redemption Rights shall be redeemed.”

(b)	Recital T is deleted in its entirety and replaced with the following:

“T.	The Parties intend to complete the Company Preferred Conversion, the Company SAFE Conversion, the Amalgamation, the SPAC Class B Conversion and the SPAC Warrant Conversion pursuant to the Plan of Arrangement.”

1.03	Transactions

Section 2.07 of the Business Combination Agreement is amended by deleting Section 2.07 in its entirety and replacing it with the following:

“2.07 Transactions

(a)	As promptly as practicable, but in no event later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), a closing of the Transactions (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article 7. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(b)	No later than immediately prior to the SPAC Continuation, each SPAC Class A Common Share issued and outstanding immediately prior to the SPAC Continuation with respect to which a holder of SPAC Class A Common Shares has validly exercised its Redemption Rights (the “Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from SPAC, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights and the SPAC shall cause the Trustee in accordance with Section 6.13 to make such cash payments in respect of each such Redemption Share (the “SPAC Redemption”).

(c)	Not later than one Business Day prior to the Closing Date and after the SPAC Redemption, SPAC shall complete the SPAC Continuation upon the terms and subject to the conditions set forth in this Agreement.

(d)	On the Closing Date, as set forth in the Plan of Arrangement, the following shall occur in the order set forth below:

(i)	the Company shall amend and restate the Company Articles by adopting the Company A&R Articles to, among other things, create and authorize the issuance of the Company Convertible PIPE Preferred Shares;

(ii)	Company SAFE Conversion;

(iii)	the Company Preferred Conversion;

(iv)	the PIPE Financing;

(v)	the SPAC Class B Conversion;

(vi)	the SPAC Warrant Conversion;

(vii)	the Amalgamation, including the adoption of the NewCo Closing Articles and the new SPAC Closing Articles (the occurrence of such event, being the “Amalgamation Effective Time”); and

(viii)	SPAC and each holder of SPAC Common Shares, SPAC Exchange Warrants and SPAC Exchange Options issued pursuant to the Amalgamation shall become bound by the Lock-Up Agreement.

(e)	On the Closing Date, at the Amalgamation Effective Time, each officer and director of SPAC immediately prior to the Amalgamation Effective Time shall resign and be replaced by the Post-Closing Officers and Directors.

(f)	On the Closing Date, SPAC shall be renamed to a name selected by the Company.

(g)	On or as soon as practicable after the Closing Date, the SPAC Common Shares shall trade on NASDAQ.”

1.04	SPAC Equity Incentive Plan

Section 6.06 of the Business Combination Agreement is amended by deleting Section 6.06 in its entirety and replacing it with the following:

“6.06 SPAC Equity Incentive Plan

Prior to the consummation of the Transactions, SPAC shall adopt the SPAC Equity Incentive Plan, which shall be (i) a customary public company rolling evergreen equity incentive plan and (ii) in a form mutually agreed by SPAC and the Company. The total number of SPAC Common Shares initially reserved for issuance under the SPAC Equity Incentive Plan shall be equal to fifteen percent (15%) of the SPAC Common Shares outstanding as of immediately following the Closing. The SPAC Exchange Options issued pursuant to the Amalgamation shall be deemed to have been granted by SPAC subject to the terms of the Company Stock Plan and shall not reduce the number of SPAC Common Shares reserved for grant under the SPAC Equity Incentive Plan.”

1.05	Trust Account

Section 6.13 of the Business Combination Agreement is amended by deleting Section 6.13 in its entirety and replacing it with the following:

“6.13 Trust Account

Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and the provision of notice thereof to the Trustee, (a) SPAC shall make all appropriate arrangements to cause the Trustee to pay as and when due all amounts, if any payable to the Redeeming Shareholders prior to the Continuation, and (b) at the Closing, SPAC shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee, immediately following the Amalgamation Effective Time to, and the Trustee shall thereupon be obligated to, transfer all the funds in the Trust Account as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.”

1.06	Conditions to the Transactions

Section 7.01 of the Business Combination Agreement is amended by adding a new paragraph 7.01(j) at the end thereof as follows:

“(j) SPAC Redemption. The SPAC Redemption, if any, shall have occurred.”

1.07	Entire Agreement

Section 9.04 of the Business Combination Agreement is amended by deleting Section 9.04 in its entirety and replacing it with the following:

“9.04 Entire Agreement; Assignment

This Agreement, as amended by Amendment No. 1 dated May 12, 2026, and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.04(b), all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) to any Person (other than another Party by operation of Law pursuant to the Amalgamation) without the prior express written consent of the other Parties.”

1.08	SPAC Closing Articles

The SPAC Closing Articles attached as Exhibit B to the Business Combination Agreement is deleted in its entirety and replaced with the SPAC Closing Articles attached as Exhibit A hereto.

1.09	Plan of Arrangement

The Plan of Arrangement attached as Exhibit C to the Business Combination Agreement is deleted in its entirety and replaced with the Plan of Arrangement attached as Exhibit B hereto.

Article 2
GENERAL

2.01	General Provisions

The general provisions in Article 9 of the Business Combination Agreement, as amended by this Amending Agreement, shall be incorporated by reference into this Amending Agreement and shall form an integral part of this Amending Agreement.

2.02	Governing Law

This Amending Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the state or federal courts of the Province of British Columbia in respect of all matters arising under and in relation to this Amending Agreement and the Business Combination.

2.03	Counterparts

This Amending Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

SPAC, NewCo and the Company have caused this Amending Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPRING VALLEY ACQUISITION CORP. III

By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

1573562 B.C. Ltd.

By:	/s/ Christopher Sorrells
Name:	Christopher Sorrells
Title:	Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

GENERAL FUSION INC.

By:	/s/ Greg Twinney
Name:	Greg Twinney
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]